EXHIBIT 99.1

Arbutus Biopharma (NASDAQ: ABUS) Finalizes Corporate Name Change From Tekmira Pharmaceuticals

VANCOUVER, British Columbia and DOYLESTOWN, Pa., Aug. 3, 2015 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (NASDAQ:ABUS) today announced finalization of its corporate name change from Tekmira Pharmaceuticals Corporation (NASDAQ:TKMR). Arbutus Biopharma ("Arbutus") is an industry-leading therapeutic solutions company focused on developing a cure for chronic hepatitis B virus infection (HBV). Arbutus will begin trading under the new ticker symbol ABUS on the NASDAQ today. The company has also received a new CUSIP number (03879J100) for its common stock.

NASDAQ Bell Ringing

Arbutus management will be ringing the opening bell at the NASDAQ MarketSite on Monday, August 3, 2015. A webcast of the Nasdaq Opening Bell will be available at:

https://new.livestream.com/nasdaq/live, or http://www.nasdaq.com/marketsite/marketsite-events.aspx.

About Arbutus

Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection (HBV). Our strategy is to target the three pillars necessary to develop a curative regimen for HBV: suppressing HBV replication within liver cells, stimulating and reactivating the body's immune system so that it can mount an effective defense against the virus and, eliminating the reservoir of viral genomic material known as covalently closed circular DNA, or cccDNA that is the source of HBV persistence. Our portfolio of assets includes a broad pipeline of drug candidates for use in combination to develop a cure for HBV. To support continuous discovery of potential novel drug candidates and technologies, Arbutus has a research collaboration agreement with the Baruch S. Blumberg Institute that provides exclusive rights to in-license any intellectual property generated through the relationship. The Baruch S. Blumberg Institute was established in 2003 by the Hepatitis B Foundation.

Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

CONTACT: Investors
         Adam Cutler
         Senior Vice President, Corporate Affairs
         Phone: 604.419.3200
         Email: acutler@arbutusbio.com

         Helia Baradarani
         Manager, Investor Relations
         Phone: 604.419.3200
         Email: hbaradarani@arbutusbio.com

         Media
         Please direct all media inquiries to: media@arbutusbio.com